AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of March 1, 2006, is by and between AGU Entertainment Corp., a Delaware corporation (the “Company”) and Less Garland (“Employee”).

WHEREAS, on or about August 14, 2003, Employee entered into an Employment Agreement (the “Employment Agreement”) with Pyramid Music Corp. Which the parties hereto now wish to amend;

NOW THEREFORE, for and in consideration of the mutual promises and covenants made by each of the parties, the parties agree to amend the said Employment Agreement as follows:

1.  Incorporation of Recitals. The above Recitals are incorporated by reference into this Agreement.

2.  Employment Term. Paragraph 1 of the said Employment Agreement shall be amended to extend the term of employment for an additional two (2) years from the date of execution of this Agreement. The parties may extend the term thereafter upon mutual consent.

3.  Position, Duties. Employee shall be employed by Company as the Chief Executive officer (CEO) of The Tube Music Network. Inc. (“The Tube”). Throughout his employment with Company, Employee shall serve as Senior Executive Vice President of the Company. In addition, Employee shall report directly to the Board of Directors of the Company and not to any officer of the Company. Any provisions in Paragraph 2 of the said Employment Agreement to the contrary are hereby revoked and null.

4.  Compensation. Employee’s base salary as described in Paragraph 3 of the said Employment Agreement was increased, effective July 1, 2005, to $450,000 per annum. In connection with the execution hereof, Employee shall be paid a $50,000 bonus as Employee has reached certain milestones as to the number of households reached by The Tube, Company to pay $25,000 on or before June 1, 2006, and the balance of $25,000 on or before December 1, 2006. Effective January 1, 2007, Employee’s base salary shall be increased to $550,000 per annum. Effective January 1, 2008, Employee’s base salary shall be increased to $650,000 per annum.

5.  Additional Benefits. In addition to all benefits and compensation due Employee, Company shall pay to Employee the following bonus compensation, the below-described subparagraph (i) bonus payable by or within ninety (90) days, but no less often than quarterly, from the date of Company’s receipt of the income and revenues from which this additional compensation is based as hereinafter described and the below-described subparagraph (ii) bonus payable by or within ninety (90) days from the end of the Company’s fiscal year:

(i)  Beginning as of May 1, 2006 and continuing throughout the term of Employee’s employment and for two (2) years after Employee’s termination from Company or The Tube, Employee shall receive a bonus equal to four percent (4%) of all advertising and merchandising revenues, net of any advertising agency commissions, collected by Company or The Tube from any source; and

(ii)  Beginning as of May 1, 2006, and continuing throughout the term of Employee’s employment and for two (2) years after Employee’s termination from Company, Employee shall receive a bonus equal to four percent (4%) of EBITDA figured on the Company’s annual aggregate revenues (defined as revenues recognized by the Company and all of its controlled or wholly owned subsidiaries, including but not limited to The Tube).

(iii)  Employee shall have, at all times, a right of audit to verify any and all amounts paid to him under paragraph 5 as described above. Company shall pay Employee an auto allowance of $1500 per month beginning in the month the Company executes any distribution or other agreements with Tribune and/or Sinclair concerning The tube, as previously agreed in writing.

(iv)  Employee shall have the right to enter into a private stock purchase of shares of stock in the Company between Employee and any other officer of the Company at a price below market so long as Employee agrees to be bound by a restriction prohibiting future sale of any such stock for a term of two (2) years after the date of any such purchase. Company agrees to pay for all costs related to the registration of that stock or any other shares of stock owned by Employee in the Company. Company agrees to register, at Company’s own cost, any stock owned by Employee as described in paragraph 6 below by or within hundred twenty (120) days from the date of execution hereof.

6.  Stock. Company acknowledges that it issued on or about March 2004 to Employee 1,500,000 shares of stock. Company hereby grants to Employee piggyback registration rights for all unregistered shares of stock owned by Employee on the next stock registration statement filed by Company or within 120 days, whichever occurs first.

7.  Benefits. The Company agrees to use its best efforts to obtain and maintain directors and officers liability insurance coverage during and throughout the term of Employee’s employment.

8.  Termination. The “Severance Period” as set forth in Paragraph 6 of said “Employment Agreement” shall be extended and redefined to mean 24 months from the date of termination of Employee’s employment.

9.  Additional Covenants.

a.  Company hereby authorizes Employee to locate and select reasonable and necessary offices for The Tube at the earliest possible date.

b.  In addition to the provisions in paragraph 9(a) above, Company agrees to bring all accounts payable for The Tube current immediately, and to remain current on all expense reimbursements and other monies owed as of the execution hereof to Employee, including the monthly $4,000 reimbursements due for Employee’s administrative assistant. After the funding of The Tube required by Paragraph 9(a) above, Employee shall have the authority to disburse funds for all such expense reimbursements and costs of administration.

c.  Company may offer Employee additional and other stock options in accordance with the Company’s employee benefits plans.

d.  Employee shall earn performance bonuses as follows: (i) When The Tube’s revenues first equal or exceed its expenses for six (6) consecutive months, Company shall pay to Employee the sum of $500,000; and (ii) when The Tube’s annual profits first equal or exceed the sum of $2,500,000 (Two Million Five Hundred thousand dollars), Company shall pay to Employee the sum of $500,000; and (iii) when The Tube’s annual profits first equal or exceed $5,000,000 (five million dollars), Company shall pay to Employee the sum of $500,000.

10.  MISCELLANEOUS PROVISIONS.

a.  All provisions of the said Employment Agreement not amended, changed or altered by this Agreement, shall remain in full force and effect.

b.  Any prior oral agreements between the parties hereto not included herein are superseded by this Agreement.

c.  This Agreement shall not be amended or modified save by a writing signed by all parties.

d.  This Agreement shall be interpreted and construed under the laws of the State of Florida, and venue for all suits arising out of or related to this Agreement shell be brought in a court of competent jurisdiction in Florida.

e.  This Agreement is binding upon and shall inure to the benefit of each of the parties, including their respective executors, administrators, heirs, successors and assigns.

f.  The prevailing party in any action brought to enforce any provisions of this Agreement shall be entitled to recover reasonable attorneys fees.

g.  Should any provision thereof be deemed to be invalid or illegal, such provision shall be stricken from this Agreement and shall not affect any other provision of this Agreement.

h.  Each party to bear their own costs in preparation of this writing.

i.  Any corporate party hereto warrants that it is a corporation in good standing and exists validly and that the person signing below on behalf of the said corporate party has been properly and duly authorized to sign and bind the said corporate party hereto.

SIGNED as of the effective date above;

/s/ John Poling /s/ David Levy
COMPANY: by John Polling, CFO and David Levy, President

/s/ Les Garland
EMPLOYEE: by Les Garland